EXHIBIT 99.1

March 7, 2012

AMC Entertainment Inc. Announces Completion of Cash Tender Offer

Kansas City, Missouri (March 7, 2012) – AMC Entertainment Inc. (“AMC” or the “Company”) announced today the completion of its cash tender offer (the “Tender Offer”) to purchase up to $160 million aggregate principal amount of its outstanding $300 million aggregate principal amount of 8% Senior Subordinated Notes due 2014 (the "Notes").  The Tender Offer expired at 11:59 p.m., New York City time, on March 6, 2012 (the “expiration date”).  AMC received tenders from the holders of $108,965,000, or approximately 36.3%, of its outstanding Notes, of which $10,000 principal amount was tendered between the early tender date (as defined below) and the expiration date.  The Company intends to accept for purchase all notes which were validly tendered and not withdrawn and which have not yet been accepted for purchase.

Under the terms of the Tender Offer, holders of the Notes who validly tendered and did not withdraw their Notes prior to 5:00 p.m., New York City time, on February 21, 2012 (the “early tender date”), and whose notes are accepted for purchase, will receive the "total consideration," which is equal to (i) $972.50 per $1,000.00 in principal amount of Notes validly tendered (the "tender consideration") plus (ii) $30.00 per $1,000.00 in principal amount of the Notes validly tendered (the "early tender premium").  Holders of the Notes who validly tender their Notes after the early tender date but on or before the expiration date, and whose notes are accepted for purchase, will receive only the tender consideration.

In addition, the Company intends to redeem $51,035,000 aggregate principal amount of Notes at a price of $1,000 per $1,000 principal amount of Notes as soon as possible such that an aggregate of $160 million of Notes will be retired through the Tender Offer and the redemption.

Full details of the terms and conditions of the Tender Offer are included in the Company's Offer to Purchase.

This press release does not constitute a notice of redemption under the optional redemption provisions of the indenture governing the Notes, nor does it constitute an offer to sell, or a solicitation of an offer to buy, any security.  No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

Requests for documents relating to the Tender Offer may be directed to Global Bondholder Services Corp., the Information Agent, at (866) 470-4500 or (212) 430-3774.  Citigroup will act as Dealer Manager for the Tender Offer. Questions regarding the Tender Offer may be directed to Citigroup at (800) 558-3745 and (212) 723-6106 (collect).

Forward Looking Statements

In addition to historical information, the documents relating to the Tender Offer contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the “Securities Act,” and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” The words “forecast,” “estimate,” “project,” “intend,” “expect,” “should,” “believe” and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: national, regional and local economic conditions that may affect the markets in which we or our joint venture investees operate; the levels of expenditures on entertainment in general and movie theatres in particular; increased competition within movie exhibition or other competitive entertainment mediums; technological changes and innovations, including alternative methods for delivering movies to consumers; the popularity of major film releases; shifts in population and other demographics; our ability to renew expiring contracts at favorable rates, or to replace them with new contracts that are comparably favorable to us; our need for, and ability to obtain, additional funding for acquisitions and operations; risks and uncertainties relating to our significant indebtedness; fluctuations in operating costs; capital expenditure requirements; changes in interest rates; and changes in accounting principles, policies or guidelines. This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative but not exhaustive. In addition, new risks and uncertainties may arise from time to time. Accordingly, all forward-looking statements should be evaluated with an understanding of their inherent uncertainty. Readers are urged to consider these factors carefully in evaluating the forward-looking statements. For further information about these and other risks and uncertainties, see Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2011 and the information contained in the documents relating to the Tender Offer. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements included herein are made only as of the date of the Tender Offer, and we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

ABOUT AMC THEATRES
AMC Entertainment Inc. delivers distinctive and affordable movie-going experiences in 347 theatres with 5,048 screens primarily in the United States and Canada. The company operates 24 of the 50 highest grossing theatres in the country, including the top three. AMC has propelled industry innovation and continues today by delivering premium sight and sound, enhanced food and beverage and diverse content. www.AMCTheatres.com.

MEDIA CONTACT
Ryan Noonan, (816) 480-4724
rnoonan@amctheatres.com